UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2009

FMC Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, Texas 77067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 591-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 9, 2009, FMC Technologies, Inc. (“FMC”) entered into a Purchase Agreement (the “Purchase Agreement”) with Direct Drive Systems, Inc., a Delaware corporation (“DDS”), each stakeholder in DDS signatory thereto (individually, a “Seller” and collectively, the “Sellers”) and Vatche Artinian as the Sellers’ Representative, pursuant to which FMC agreed to purchase all of the equity interests in DDS for a total purchase price of $120,000,000, less indebtedness and certain transaction expenses. The total purchase price is subject to potential post-closing adjustments related to working capital. The Purchase Agreement contains customary representations, warranties, covenants and indemnities, and provides that, initially, $8,000,000 of the total purchase price will be held in escrow for a period of three years to support the Sellers’ indemnification obligations. In addition, under the terms of the Purchase Agreement, DDS has agreed, subject to certain exceptions, to conduct its businesses in the ordinary course and not to engage in certain activities between the execution of the Purchase Agreement and the consummation of the transactions or the termination of the Purchase Agreement.

The Purchase Agreement contains certain termination rights for both FMC and DDS, including, among others, if, subject to certain exceptions, the closing of the transactions contemplated by the Purchase Agreement does not occur by October 31, 2009. In the event of a termination of the Purchase Agreement, neither FMC nor DDS will be required to pay a termination fee. However, in the event a party terminates the Purchase Agreement under certain circumstances related to a willful and intentional breach by the other party of any of its obligations or covenants, the terminating party will be entitled to seek damages from the party in breach.

The closing of the transactions contemplated by the Purchase Agreement is currently expected to occur during the fourth quarter and is subject to the satisfaction of certain conditions to closing, including (1) the receipt of any applicable regulatory approvals (2) the absence of legal impediments prohibiting or pending litigation threatening the transactions and (3) the execution and delivery of certain amendments to the license agreement between DDS and Calnetix, Inc.

The foregoing description of the Purchase Agreement does not purport to be complete, and is qualified in its entirety by reference to the text of the Purchase Agreement, which will be filed as an exhibit to FMC’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2009.

Item 7.01	Regulation FD Disclosure.

On September 9, 2009, FMC Technologies, Inc. issued a press release announcing its intent to acquire Direct Drive Systems, Inc., a Delaware Corporation. A copy of the press release is furnished here with as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release issued by FMC Technologies, Inc., dated September 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC TECHNOLOGIES, INC.

By:	/s/ William H. Schumann, III
William H. Schumann, III
Executive Vice President and Chief Financial Officer

Dated: September 11, 2009